EXHIBIT 10.16

February 13, 2012

Mr. David Garner
716 Fields Lane
Simpsonville, Kentucky 40067

Dear Dave:

This letter agreement amends, replaces and supersedes the Non-Executive Employment Agreement dated October 6, 2011 between you and SITEL Worldwide Corporation (“Sitel” or the “Company”).

From and after January 1, 2013, your compensation and the other terms applicable to your service as an employed director of Sitel and, as applicable, as Sitel’s Chairman shall be as follows:

1.You shall continue to provide significant duties as follows: (a) attending Board meetings and applicable Board Committee meetings; (b) at the request of the Chief Executive Officer, attending key Company events and management meetings; (c) representing the Company at certain business meetings as designated by the Chief Executive Officer and/or the Board; and (iv) consulting with the Company’s management team on business matters.

2.You will be paid (a) a quarterly service fee of Sixteen Thousand Two Hundred Fifty dollars ($16,250.00) payable on the first business day of each calendar quarter of your tenure for your services as a Board Member, payable 50% in cash and 50% in Company Class A common stock; (b) a meeting fee of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable in 50% in cash and 50% in stock; and (c) a fee for serving as Chairman of Sitel of $18,750 per quarter payable in cash.

3.You will be reimbursed for all reasonable expenses associated with your attendance at Board meetings and other events and meetings you attend pursuant to Section 1 above in accordance with Sitel published expense policies.

4.You will be entitled to participate in the Company’s health benefit plan through December 31, 2013 and thereafter in the Company’s plan if you remain eligible. You also will be entitled to participate in welfare benefit plans available to senior executives of the Company if eligible and in accordance with the terms of such plans in effect from time to time. You acknowledge and agree that the Company shall be entitled to make deductions from your compensation as may be required by law and as may be required by your participation in or receipt of any benefit plan contemplated hereby.

5.You acknowledge that you are not entitled to participate in any incentive or other programs available to other senior executives other than as set out herein.

6.The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended from time to time (the “DGCL”), if you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the Company expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

7.    As an employee, director and Sitel’s Chairman, you will be exposed to confidential matters, including, without limitation, matters relating to cost data, programs, processes, business strategy and plans, customer information, pricing, Company policies and procedures and other financial data. The Company regards all such information as confidential and in many cases as trade secrets. The Company requires that all such information be treated as confidential and not be discussed or disclosed to anyone who is not in a similar position of trust and confidence with the Company and that any permissible communications be no broader or more extensive than is legitimately required to discharge your director responsibilities. If your directorship ends, you must continue in perpetuity or for the longest duration allowed by law to treat such information as strictly confidential and as trade secrets and not discuss or disclose any such information to any outside party under any circumstances whatsoever, except as required by law. You agree to notify the Company’s legal department of any such requirement for disclosure so that the Company may seek an appropriate order or other remedy protecting the information from disclosure and you will cooperate with the Company to obtain such protective order or other remedy. Furthermore, if your directorship ends, you must return all equipment, property, documents, records, etc., in your possession or control, including but not limited to the materials referenced in this provision without retaining any copies, prior to or upon your departure.

8.    In addition to the restrictions set forth in section 7 above, you acknowledge that the Company has invested substantial time, effort and expense in compiling confidential, trade secret information and assembling its present personnel. You further acknowledge that the unauthorized disclosure or release of such information in any form would irreparably harm the Company. To protect the confidentiality of the Company’s proprietary trade secret information, and for good and valuable consideration, receipt of which is hereby acknowledged, you agree that during your directorship and for a period of one year following the date of termination of your directorship (whether voluntarily or involuntarily) you will not do the following:

a.    directly or indirectly compete with the Company (or any of its affiliates), accept employment with any entity that directly or indirectly competes with the Company (or any of its affiliates) or otherwise approach, solicit or accept business from any customer, supplier or vendor of the Company (or any of its affiliates) in direct or indirect competition with the Company (or any of its affiliates);

b.    approach, counsel or attempt to induce any person who is then in the employ of the Company (or its affiliates) to leave his or her employ; or employ or attempt to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company (or its affiliates); or

c.    aid, assist or counsel any other person, firm or corporation to do any of the above.

In the event that any of the restrictions set forth in this section 8 is held invalid or unenforceable because of the unreasonableness of the scope of the subject matter, duration or geographical area, then this provision shall be effective to the greatest extent that such subject matter, duration, or geographical area may be determined reasonable by a court of competent jurisdiction.

9.	The other terms and conditions of Board membership and your service as Chairman are as stated in the Company’s Certificate of Incorporation and Bylaws.

If you are in agreement with these terms, would you please sign below and return a copy to me.

Sincerely,

/s/ Seth Mersky
On behalf of the Board of Directors

Agreed to:

/s/ David Garner
David Garner